Exhibit 99.1

November 6, 2013	Edward Vallejo
Vice President, Investor Relations
T: 856-566-4005
edward.vallejo@amwater.com

Maureen Duffy
Vice President, Communications
T: 856-309-4546
maureen.duffy@amwater.com

AMERICAN WATER REPORTS THIRD QUARTER 2013 RESULTS, NARROWS GUIDANCE BASED ON NINE MONTHS’ PERFORMANCE

•	Net income reported at $150.7 million, or $0.84 per diluted share.

•	Company executed growth strategy during the quarter with six acquisitions and market-based business expansion.

•	Company expects 2013 adjusted earnings of $2.17-$2.22 per share, a non-GAAP measure. The range does not include an approximate $0.14 one-time charge associated with the company’s completed tender offer.

VOORHEES, N.J., Nov. 6, 2013 – American Water Works Company, Inc. (NYSE: AWK), the largest publicly traded U.S. water and wastewater utility company, today reported results for the quarter ended Sept. 30, 2013.

“The less favorable weather we saw during the second quarter continued into the third quarter; however, given strong cost control, growth in our market-based businesses and nine months of solid performance, we are narrowing our annual earnings guidance to $2.17 to $2.22 per share, excluding one-time charges related to our completed tender offer,” said Jeff Sterba, president and CEO of American Water. “To date this year, we have implemented the last phase of our business transformation project, which is core to continuous improvement; completed the purchase of eight water and four wastewater systems; expanded our homeowner services business into eight additional states and Washington, D.C.; and continued with critically important infrastructure replacement throughout our footprint.”

For the three months ended Sept. 30, 2013, the company reported income from continuing operations of $150.7 million, or earnings per diluted share of $0.84, compared with $154.1 million, or $0.87 per diluted share, for the comparable period in 2012. The primary factors contributing to the decrease were the below-normal weather temperatures; higher depreciation expenses due to increased utility plant expenditures, including the company’s business transformation project to upgrade its technology systems; and general taxes. The decrease in revenues associated with lower customer usage related to weather is contrasted by the increases in demand caused by hotter and drier weather in the comparable

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AMERICAN WATER REPORTS THIRD QUARTER 2013 RESULTS

period in 2012. The company believes the estimated negative impact related to weather was $0.03 to $0.06 per share for the nine months ended Sept. 30, 2013, as compared to the estimated positive weather-related impact of $0.13 to $0.16 per share for the same period in 2012.

The company’s capital expenditures for the first nine months of 2013 were $665.3 million, compared to $680.4 million for the same period in the prior year. The company anticipates investing approximately $950 million in construction and other capital projects in 2013 to help ensure reliable water and wastewater services.

In September, American Water employed several actions to increase financial flexibility and reduce exposure to capital markets’ volatility. The company’s financing subsidiary, American Water Capital Corp., and its lenders agreed to increase the commitments under its revolving credit facility from $1 billion to $1.25 billion, with $1.18 billion extended from its original termination date of October 2017 to October 2018. The company also announced an increase in the maximum borrowing capability of its commercial paper program from $700 million to $1 billion. In October, American Water Capital Corp. also completed a tender offer of $225.8 million of its 6.085 percent bonds due in 2017 to meaningfully reduce expected exposure to the capital markets in 2017.

Regulated Operations

American Water’s Regulated Businesses’ revenues for the third quarter of 2013 decreased by $7.7 million over the prior year’s period, mainly driven by decreased customer demand during the quarter, as compared to increased demand in the same quarter of 2012 due to the hot, dry weather conditions. The decreased revenue associated with the lower demand, which amounted to approximately $35.2 million, was partially offset by an $18.4 million increase in revenues due to rate authorizations. The Regulated Businesses’ operation and maintenance (O&M) expense decreased $7.1 million, or 2.4 percent, over the prior year’s period.

During the quarter, the company received a rate authorization in West Virginia for $8.5 million in annualized revenues. In October, the company received a rate authorization in Kentucky for $6.9 million in additional annualized revenues. In July, the company’s Kentucky subsidiary had put into effect interim rates, as permitted by law, equal to the requested amount of $12.3 million, subject to refund. Per the rate authorization, the company will refund the difference to customers. The primary driver of these rate cases is the recovery of water and wastewater infrastructure investments.

Additionally, on Oct. 1, annualized revenues of $6.7 million and $0.5 million from infrastructure surcharges became effective in Pennsylvania and Illinois, respectively.

As of Nov. 1, the company was awaiting final orders for general rate cases in three states, totaling $97.4 million in requested additional annual revenues. The extent to which requested rate increases will be granted by the applicable regulatory agencies will vary. All annualized revenue amounts are based on current usage.

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AMERICAN WATER REPORTS THIRD QUARTER 2013 RESULTS

American Water also continued to execute its growth strategy, closing on six acquisitions of water and wastewater utilities, serving approximately 2,200 customers, during the month of August. For the first nine months of 2013, the company’s business development efforts added approximately 6,500 customers to its regulated operations through the acquisition of eight water and four wastewater systems. The company also received regulatory approval of its agreement to purchase Dale Service Corp., a wastewater utility company in Virginia that provides wastewater collection and treatment services to approximately 20,000 customers. This acquisition is expected to close by the end of November.

Market-Based Operations

American Water’s Market-Based Businesses’ revenues increased $4.7 million during the third quarter of 2013, as compared to the same period in 2012. The increase was mainly due to higher revenues in the company’s Homeowner Services Group, which was partially offset by lower revenues in the Contract Operations Group.

In October, the company’s homeowner services business expanded its service offerings into Florida and Washington, D.C., and continued to grow its Service Line Protection Programs in New York City. So far this year, the company has added more than 250,000 new contracts for a total of more than 1.23 million nationwide. Additionally, prior to the end of the federal government’s fiscal year, American Water’s Military Services Group was awarded contract modifications at each of the nine military installations it serves. These projects are generally the design and construction of water and wastewater system components and will be completed over the next three years. The projects vary in scale from a small wastewater reuse project at Fort Sill, Okla., to the complete replacement of two wastewater treatment facilities at Fort Polk, La.

“Our Market-based growth is an important part of our overall growth strategy. We have seen tremendous success in our New York City partnership alone, with one out of every seven eligible homeowners enrolled in our service line protection programs. In addition, our Military Services Group this year has been awarded significantly more contract modifications than in prior years. Several dozen new projects are being funded by the government to expand and improve the water and wastewater services for our servicemen and women,” said Sterba.

Quarterly Dividend

On Sept. 3, 2013, a quarterly cash dividend payment of $0.28 per common share was paid to all shareholders of record as of Aug. 19, 2013.

On Sept. 27, 2013, in recognition of the company’s performance, American Water’s Board of Directors declared a quarterly cash dividend payment of $0.28 per common share, payable on Dec. 2, 2013, to all shareholders of record as of Nov. 15, 2013.

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AMERICAN WATER REPORTS THIRD QUARTER 2013 RESULTS

2013 Earnings Guidance

American Water estimates its 2013 adjusted earnings per share (EPS) will be in the range of $2.17 to $2.22, based on the company’s performance year-to-date. This adjusted EPS, a non-GAAP financial measure, excludes an approximate $0.14 per share one-time charge related to the recently completed tender offer by American Water’s finance subsidiary, American Water Capital Corp.

The company’s earnings forecasts are subject to numerous risks such as extreme weather, costs associated with the company’s SAP implementation and other factors described under “Forward-Looking Statements” below and under “Risk Factors” in its annual and quarterly reports.

Non-GAAP Financial Measure

This press release includes a presentation of adjusted EPS. This item is derived from American Water’s consolidated financial information but is not presented in its financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). Adjusted EPS is defined as GAAP diluted earnings per common share guidance excluding the nonrecurring charge associated with the tender offer to be recorded in October 2013. This item constitutes a “non-GAAP financial measure” under Securities and Exchange Commission (SEC) rules. This non-GAAP financial measure supplements the company’s GAAP disclosures and should not be considered an alternative to the GAAP measure.

In its presentation of adjusted EPS, the company has excluded the nonrecurring charge to be recorded in October 2013 of $40.6 million associated with the tender offer. Management believes that these adjustments provide the company and its investors with an indication of American Water’s baseline performance excluding items that are not considered to be reflective of ongoing results. Management does not intend results excluding the adjustments to represent results as defined by GAAP, and the reader should not consider it as an alternative measurement calculated in accordance with GAAP, or as an indicator of the company’s performance. Accordingly, the measurements have limitations depending on their use.

Set forth below is a table that reconciles the non-GAAP financial measure to the most directly comparable GAAP financial measure.

Third Quarter 2013 Earnings Conference Call

The third quarter 2013 earnings conference call will take place Thursday, Nov. 7, 2013, at 9 a.m. ET. Interested parties may listen over the Internet by logging on to the Investor Relations page of the company’s website at www.amwater.com.

Following the earnings conference call, an audio archive of the call will be available through Nov. 14, 2013, by dialing 303-590-3030 for U.S. and international callers. The access code for replay is 4643778. The online archive of the webcast and presentation will be available through Dec. 6, 2013, by accessing the Investor Relations page of the company’s website located at www.amwater.com.

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AMERICAN WATER REPORTS THIRD QUARTER 2013 RESULTS

About American Water

Founded in 1886, American Water (NYSE: AWK) is the largest publicly traded U.S. water and wastewater utility company. With headquarters in Voorhees, N.J., the company employs approximately 6,700 dedicated professionals who provide drinking water, wastewater and other related services to an estimated 14 million people in more than 30 states and parts of Canada. More information can be found at www.amwater.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are predictions based on American Water’s current expectations and assumptions regarding future events and may relate to, among other things, its future financial performance, including earnings, growth and portfolio optimization strategies, its ability to finance current operations and growth initiatives, trends in its industry, regulatory or legal developments or rate adjustments. Actual results could differ materially because of factors such as the decisions of governmental and regulatory bodies, including decisions to raise or lower rates; the timeliness of regulatory commissions’ actions concerning rates; changes in laws, governmental regulations and policies, including environmental, health and water quality, and public utility regulations and policies; weather conditions, patterns or events, including drought or abnormally high rainfall, strong winds and coastal and intercoastal flooding; changes in customer demand for, and patterns of use of, water, such as may result from conservation efforts; the company’s ability to effect significant changes to its business processes and corresponding technology; its ability to appropriately maintain current infrastructure and manage the expansion of its business; its ability to obtain permits and other approvals for projects; changes in its capital requirements; its ability to control operating expenses and to achieve efficiencies in its operations; its ability to obtain adequate and cost-effective supplies of chemicals, electricity, fuel, water and other raw materials that are needed for its operations; its ability to successfully acquire and integrate water and wastewater systems that are complementary to its operations and the growth of its business or dispose of assets or regulatory systems that the company determined should no longer be part of its portfolio; cost overruns relating to improvements or the expansion of its operations; changes in general economic, business and financial market conditions; access to sufficient capital on satisfactory terms; fluctuations in interest rates; restrictive covenants in or changes to the credit ratings on the company’s current or future debt that could increase its financing costs or affect its ability to borrow, make payments on debt or pay dividends; fluctuations in the value of benefit plan assets and liabilities that could increase its cost and funding requirements; migration of customers into or out of its service territories; difficulty in obtaining insurance at acceptable rates and on acceptable terms and conditions; its ability to retain and attract qualified

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AMERICAN WATER REPORTS THIRD QUARTER 2013 RESULTS

employees; the incurrence of impairment charges; labor actions including work stoppages and strikes; and civil disturbance, terrorist threats or acts, or public apprehension about future disturbances or terrorist threats or acts.

For further information regarding risks and uncertainties associated with American Water’s business, please refer to American Water’s annual, quarterly and current SEC filings. The company undertakes no duty to update any forward-looking statement.

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AMERICAN WATER REPORTS THIRD QUARTER 2013 RESULTS

American Water Works Company, Inc. and Subsidiary Companies

Consolidated Statements of Income (Unaudited)

In thousands except per share data

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Operating revenues	$829,196	$831,815	$2,189,598	$2,195,976

Operating expenses
Operation and maintenance	343,610	355,126	979,133	992,707
Depreciation and amortization	102,734	96,219	303,749	280,652
General taxes	58,209	52,861	176,161	165,264
(Gain) loss on sale of assets	768	(31)	560	(657)

Total operating expenses, net	505,321	504,175	1,459,603	1,437,966

Operating income	323,875	327,640	729,995	758,010

Other income (expenses)
Interest, net	(77,389)	(76,616)	(233,260)	(236,000)
Allowance for other funds used during construction	2,800	3,735	9,895	13,173
Allowance for borrowed funds used during construction	1,679	1,548	5,102	5,942
Amortization of debt expense	(1,524)	(1,322)	(4,729)	(3,949)
Other, net	(449)	39	(1,481)	(242)

Total other income (expenses)	(74,883)	(72,616)	(224,473)	(221,076)

Income from continuing operations before income taxes	248,992	255,024	505,522	536,934
Provision for income taxes	98,327	100,913	195,951	216,908

Income from continuing operations	150,665	154,111	309,571	320,026
Income (loss) from discontinued operations, net of tax	—	(299)	—	(17,434)

Net income	$150,665	$153,812	$309,571	$302,592

Basic earnings per common share: (1)
Income from continuing operations	$0.85	$0.87	$1.74	$1.81

Income (loss) from discontinued operations, net of tax	—	—	—	(0.10)

Net income	$0.85	$0.87	$1.74	$1.72

Diluted earnings per common share: (1)
Income from continuing operations	$0.84	$0.87	$1.73	$1.80

Income (loss) from discontinued operations, net of tax	—	—	—	(0.10)

Net income	$0.84	$0.86	$1.73	$1.70

Average common shares outstanding during the period:
Basic	177,965	176,621	177,671	176,290

Diluted	179,154	177,841	178,906	177,486

Dividends per common share	$0.28	$0.25	$0.56	$0.73

(1)	Amounts may not sum due to rounding

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AMERICAN WATER REPORTS THIRD QUARTER 2013 RESULTS

American Water Works Company, Inc. and Subsidiary Companies

Condensed Consolidated Balance Sheet Information (Unaudited)

In thousands

	September 30,	December 31,
	2013	2012

Cash and cash equivalents	$32,454	$24,433
Other current assets	580,766	475,014
Total property, plant and equipment	12,112,567	11,739,364
Total regulatory and other long-term assets	2,502,659	2,480,165

Total Assets	$15,228,446	$14,718,976

Short-term debt	$389,435	$269,985
Current portion of long-term debt	113,661	115,919
Other current liabilities	638,377	608,928
Long-term debt	5,191,712	5,209,370
Total regulatory and other long-term liabilities	3,246,497	3,073,650
Contributions in aid of construction	1,015,832	996,136
Total stockholders’ equity	4,632,932	4,444,988

Total Capitalization and Liabilities	$15,228,446	$14,718,976

Reconcilation of 2013 Guidance to Adjusted 2013 Guidance

Diluted EPS 2013 Guidance (GAAP)	$2.03	to	$2.08
Add : Diluted EPS impact of tender offer charge (a)	0.14		0.14

Adjusted Diluted EPS 2013 Guidance (Non-GAAP)	$2.17	to	$2.22

(a)	Includes repurchase premium, transaction fees and write-off of unamortized debt issuance costs.

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